SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.      )

         Filed by the Registrant __X__
         Filed by a Party other than the Registrant

         Check the appropriate box:
         ____ Preliminary Proxy Statement __Confidential, For Use of the Com-
                                            mission Only (as permitted by
                                            Rule 14a-6(e)(2))
         _X__ Definitive Proxy Statement
         ____ Definitive Additional Materials
         ____ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  Watson Wyatt & Company
        (Name of Registrant as Specified in Its Charter)

                  Watson Wyatt & Company
       (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

        Payment of filing fee (Check the appropriate box):
         _X__ No fee required.
         ____ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
              0-11.
         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transactions applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         ____ Fee paid previously with preliminary materials:

         ____ Check box if any part of the fee is offset as provided by Exchange
              Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement no.:

         (3) Filing Party:

         (4) Date Filed:

                         FINAL COPIES


                          [GRAPHIC OMITTED]

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          November 18, 1999

                       Calgary, Alberta, Canada

The Fifty-Third Annual Meeting of Shareholders of Watson Wyatt & Company (the "Company" or "Watson Wyatt") will be held on Thursday, November 18, 1999, at 8:30 a.m., at The Palliser, 139-9th Avenue, SW, Calgary, Alberta, Canada for the following purposes:

I. To elect Directors of the Company to hold office until the next Annual Meeting of Shareholders or until the election and qualification of their successors.

II. To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on October 27, 1999, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

WE STRONGLY URGE YOU TO REVIEW THIS PROXY STATEMENT AND TO COMPLETE AND RETURN THE ATTACHED PROXY BALLOT AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. VOTING YOUR SHARES IMMEDIATELY WILL HELP TO AVOID COSTLY FOLLOW-UP E-MAIL AND TELEPHONE SOLICITATION.

TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ATTACHED PROXY BALLOT PROMPTLY AND DELIVER IT TO YOUR OFFICE ADMINISTRATOR IN A SEALED ENVELOPE. OFFICE ADMINISTRATORS WILL FORWARD THE SEALED ENVELOPES TO PRICEWATERHOUSECOOPERS LLP IN WASHINGTON, D.C.

                                        By Order of the Board of Directors


                                            /s/ Walter W. Bardenwerper
                                         Walter W. Bardenwerper, Secretary
Bethesda, Maryland
October 28, 1999

                                [GRAPHIC OMITTED]



                                  PROXY STATEMENT

                             ANNUAL MEETING OF SHAREHOLDERS

                                   NOVEMBER 18, 1999



This Proxy Statement and the attached Proxy are being furnished to shareholders ("Shareholders") of Watson Wyatt & Company (the "Company" or "Watson Wyatt") on or about October 28, 1999, in connection with the Annual Meeting of Shareholders of the Company to be held on November 18, 1999, at the time and place and for the purposes set forth in the accompanying Notice of the meeting.

The accompanying Proxy is solicited on behalf of the Management of the Company. Shareholders who execute proxies retain the right to revoke them at any time prior to them being voted by giving notice to the Company in writing or in person at the meeting. All shares of the Company's common stock ("Common Stock") represented by properly executed and unrevoked proxies received in time for the Annual Meeting will be voted.

FINANCIAL DATA AND OTHER INFORMATION

A copy of the Annual Report to Shareholders of the Company for the fiscal year ended June 30, 1999 has been delivered to each shareholder contemporaneously with this  Proxy  Statement.  The Annual  Report  includes  descriptions  of the
operations  of  the  Company  and  presents  the  Company's   audited  financial
statements.

OUTSTANDING STOCK ENTITLED TO VOTE

Each holder of record of Common Stock at the close of business on October 27, 1999 is entitled to one vote per share on each matter to come before the Annual Meeting. At the close of business on October 27, 1999, 14,897,639 shares of Common Stock were outstanding and entitled to vote. Shares representing a majority of all of the outstanding shares of the Company must be represented at the meeting in person or by Proxy in order to conduct business at the meeting.

A list of Shareholders will be available for inspection at least ten days prior to the Annual Meeting at the Office of the Secretary, 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817.

ELECTION OF DIRECTORS

The Board of Directors has nominated the fourteen individuals listed below for election to the Board of Directors. Subject to prior resignation or removal, each Director elected will hold office until the next Annual Meeting or until his/her successor is elected and qualified. The election of any individual nominee to the Board requires the affirmative vote of a majority of the outstanding shares present in person, or by Proxy at the Annual Meeting. For purposes of determining the existence of a quorum, votes to withhold authority and to abstain will be counted as present and will have the same effect as "no" votes for purposes of determining whether the required vote has been obtained.

If any nominee for a directorship is unable to serve as a Director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors. Management has no reason to believe, at this time, that any of the nominees listed below will be unable to serve.

Although the Company's Bylaws permit a maximum of twenty-five Directors, the Bylaws give the Board of Directors the authority to determine the actual number of Directors within that limit. The Board of Directors has set the size of the Board at fourteen. The Board of Directors, however, is continuing its search for a new outside Director. At such time as an appropriate candidate is selected, the Board of Directors intends to increase the size of the Board to fifteen and appoint a new outside Director to the Board. The Board of Directors recommends that the Shareholders vote FOR each of the fourteen nominees listed below:

BIOGRAPHICAL INFORMATION FOR NOMINEES TO THE BOARD

Thomas W. Barratt (Age - 57): Vice President, Central Regional Manager and Director. Mr. Barratt originally joined Watson Wyatt in 1976 as a Retirement Consultant. He joined Towers Perrin in 1987, and while there, was Managing Consultant of their Detroit Area Office. He returned to Watson Wyatt in 1994 as the Managing Consultant of the Michigan Offices and was named the Regional Manager of the Central Region in 1997. Mr. Barratt is Chair of the Compensation and Stock Committee and a member of the President's Pay Committee of the Board, and has been a member of the Board since 1998.

Paula A. DeLisle (Age - 45): Vice President, Managing Consultant, Hong Kong and Director. Ms. DeLisle has been with the Company since 1982 and has served as a consultant in the Hong Kong office, rendering compensation and human resources management consulting services to multinational firms throughout Asia. Ms. DeLisle is also responsible for the Asia-Pacific operations of Watson Wyatt Data Services. Ms. DeLisle is a member of the Audit and Compensation and Stock Committees of the Board and has been a Director since 1997.

David B. Friend, M.D. (Age - 43): Vice President, Eastern Regional Manager and Director. Dr. Friend has been with the Company since 1995 and formerly held the position of Practice Director of the Company's Group & Health Care Practice. Before joining the Company, Dr. Friend served on the medical staff at Malden Hospital for one year. Before attending medical school, Dr. Friend held the position of Executive Vice President of High Voltage Engineering. Dr. Friend is Chair of the Finance Committee of the Board and has been a Director since 1997.


John J. Haley (Age - 49): President, Chief Executive Officer and Director. Mr. Haley joined the Company in 1977 as a consulting actuary. Mr. Haley formerly managed the Washington, D.C. office and was the Director of the Company's Benefits Practice. Mr. Haley is also a member of the Partnership Board of Watson Wyatt Partners ("Watsons"). Mr. Haley is a member of the Executive Committee of the Board and has been a Director since 1992.

Ira T. Kay (Age - 49):  Vice President,  North American Director,  Human
Capital Group and Director. Mr. Kay has been with the Company since 1993. Prior to his tenure with the Company, Mr. Kay was a Managing Director and served on the Partnership Management Committee of The Hay Group. Prior to his association with Hay, Mr. Kay was a Managing Director in the Human Resources Department of Kidder Peabody. Mr. Kay is a member of the Executive and Compensation and Stock Committees of the Board and has been a member of the Board since 1996.

Brian E. Kennedy (Age - 56): Vice President, Managing Director, Canada, Managing Consultant, Toronto and Director. Mr. Kennedy joined the Company in 1995. Prior to joining the Company, Mr. Kennedy was with the Alexander Consulting Group for 18 years, most recently as Chairman and Chief Executive Officer of Alexander Clay, their U.K. and European operations. Beginning in 1986, Mr. Kennedy served on the Board of Directors of several Alexander Consulting Group companies. Mr. Kennedy is Chair of the Executive and Audit Committees and a member of the President's Pay Committee of the Board, and has been a member of the Board since 1996.

Eric P. Lofgren (Age - 48): Vice President, Global Director of the Benefits Consulting Group and Director. He is also the Global Director of the Retirement Consulting Practice. Mr. Lofgren joined the Company in 1989. Mr. Lofgren previously spent seven years with William M. Mercer and seven years at Mutual of New York. Mr. Lofgren has extensive experience in the areas of retirement plan design, the effects of demographics on benefit systems and asset liability management. Mr. Lofgren is a member of the Finance Committee of the Board, and has been a member of the Board since 1998.

Robert D. Masding (Age - 55): Senior Partner, Watson Wyatt Partners, and Director. Mr. Masding has been engaged in the actuarial consulting business since 1969 and has been a partner of Watson Wyatt Partners, a U.K. partnership, since 1972. Mr. Masding has been a member of the Board since March 1995, subsequent to the formation of the alliance between the Company and Watsons.


R. Michael McCullough (Age - 60): Director. Mr. McCullough is the retired Chairman of Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, and was elected a Partner in the firm in 1971. In 1978, he became Managing Partner of the firm's Technology Center, and was elected to the position of Chairman in 1984. Mr. McCullough is a member of the Boards of Capital Auto Real Estate Investment Trust, Charles E. Smith Residential Real Estate Trust, Host Marriott Services and is Chairman of Ecutel, Inc., a private internet firm. Mr. McCullough is Chair of the President's Pay Committee and a member of the Audit Committee of the Board, and has been a member of the Board since 1996.


Gail E. McKee (Age - 40): Vice President, Managing Consultant for Southern California and Director. Ms. McKee joined the Company in 1992. Prior to joining the Company, Ms. McKee was with the Walt Disney Company, most recently as the Manager of International Compensation and Benefits. She began her career with Hewitt Associates, where she was an Account Manager for nearly eight years. Ms. McKee was formerly the Director of Account Management for the Company's Western Region. Ms. McKee is Chair of the Human Resources Committee and has been a Director since 1997.

Kevin L. Meehan (Age - 54): Vice President. Mr. Meehan joined Watson Wyatt's Washington office in 1983 to help start the Company's flexible benefits operations. He has been a leader in developing the company's Human Resources Technology (HRT) practice and the company's Account Management function. Mr. Meehan manages the Washington office Account Management and Marketing Team. Mr. Meehan is a member of the Compensation and Stock Committee of the Board and is a nominee to the Board of Directors.

John A. Steinbrunner (Age - 49): Vice President, Central Region Retirement Practice Leader, Senior Retirement Consultant in Watson Wyatt's Cleveland office and Director. Mr. Steinbrunner has been with the Company since 1974 and was formerly the Retirement Practice Director. Mr. Steinbrunner is a member of the Executive and Compensation and Stock Committees of the Board and has been a Director since 1996. Mr. Steinbrunner is also Chair of the U.S. Retirement Committee.
A.
Grahame Stott (Age - 45): Vice President, Managing Director, Asia-Pacific Region and Director. Mr. Stott has been with the Company since 1982. He has served as a consultant in and manager of the Hong Kong office, is a member of the Executive and Finance Committees of the Board and is Chair of the Asia-Pacific Retirement Committee. Mr. Stott has been a Director since 1995.

Charles P. Wood, Jr. (Age -
55): Vice President and Western Regional Manager. Mr. Wood has been with the Company since 1975. Mr. Wood is a consulting actuary for Watson Wyatt's Group and Health Care practice. Mr. Wood is a member of the Human Resources Committee of the Board and is a nominee to the Board of Directors.


STANDING COMMITTEES OF THE BOARD

Executive Committee

Brian E. Kennedy - Chair
John J. Haley
Ira T. Kay
John A. Steinbrunner
A. Grahame Stott

The Executive Committee oversees and reviews the Company's long-range corporate and strategic planning. Additionally, it meets throughout the year between meetings of the Board of Directors to review, consider and make decisions affecting general management policies of the Company, to approve significant business decisions not requiring full Board approval and to make recommendations to the executive officers and the Board. The Committee held twelve meetings during fiscal year 1999.

Audit Committee

Brian E. Kennedy - Chair
Paula A. DeLisle
R. Michael McCullough
Sylvester J. Schieber 1

The Audit Committee assesses and monitors the control of financial transactions and oversees financial reporting to Shareholders and others. It also reviews (in cooperation with the Company's internal auditors, independent accountants and management) the Company's internal accounting procedures and controls, and the adequacy of the accounting services provided by the Company's Finance and Administration office. The Committee held four meetings during fiscal year 1999.

Compensation and Stock Committee

Thomas W. Barratt - Chair
Paula A. DeLisle
Ira T. Kay
Kevin L. Meehan 1
John A. Steinbrunner

The Compensation and Stock Committee oversees general compensation policies and practices, and makes recommendations and certain decisions regarding the administration of Common Stock transactions. The Compensation and Stock Committee does not, however, establish the compensation of the President, which is set by the President's Pay Committee. The Committee held nine meetings during fiscal year 1999.

Finance Committee

David B. Friend, M.D. - Chair
Walter W. Bardenwerper 1
Elizabeth M. Caflisch 1
Eric P. Lofgren
Carl D. Mautz 1
A. Grahame Stott

The Finance Committee reviews and considers issues relating to the capital structure of the Company. This includes strategic determinations regarding the financing of the Company's future growth and development. The Committee held twelve meetings during fiscal year 1999.

1 Non-director member.

Human Resources Committee

Gail E. McKee - Chair
Martin J.K. Brown 1
David P. Marini 1
Marcia W. Marsh 1
J.P. Orbeta 1
Charles P. Wood, Jr. 1

The Human Resources Committee reviews and considers issues relating to the human resources of the Company. This includes working with the Vice President of Human Resources to review strategy and set priorities for obtaining, managing and developing the best available resources in our industry. The Committee held eight meetings during fiscal year 1999.

Note:  The Board of Directors does not have a nominating committee.

President's Pay Committee

R. Michael McCullough - Chair
Thomas W. Barratt
Brian E. Kennedy

The President's Pay Committee recommends, for Board of Director approval, the compensation of the President and Chief Executive Officer. The Committee held three meetings during fiscal year 1999.

DIRECTORS' MEETINGS

The Board of Directors conducted six meetings during fiscal year 1999. All Directors attended more than 75% of the meetings of the Board and the Committees on which they served. None of the current Directors who are associates of the Company are compensated separately for their services as Directors or as members of any Committee of the Board. The Bylaws of the Company, however, do not prohibit Directors who are not active associates from receiving compensation. Outside Directors in fiscal 1999 were paid a quarterly retainer of $6,250 plus $1,500 per day for Board meetings, $1,000 per day for regular Committee meetings ($750 if held in conjunction with a Board meeting), and $2,000 per day for Committee meetings if the outside Director chaired that Committee ($1,000 if held in conjunction with a Board meeting). Telephone meetings of less than four hours duration were compensated at 50% of the applicable per day fee. These fees are paid in shares of the Company's Common Stock (up to 7,500 shares), and the balance is paid in cash. The Company has established the Voluntary Deferred
Compensation Plan to enable outside Directors, at their election, to defer receipt of any or all of their Director's fees until they are no longer serving as a Director of the Company. The Company intends to continue to similarly compensate outside Directors for services rendered. The Company's Restated Certificate of Incorporation and its Bylaws provide that a Director need not be a shareholder of the Company.



1 Non-director member.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 27, 1999. The figures below include shares owned through the Company's Stock Purchase Plan and the Stock Ownership Plan. Information is given below on an individual basis for all current Directors and nominees to the Board and the five most highly compensated Executive Officers of the Company, and for all of the Company's Executive Officers and Directors as a group.

                          Number of Outstanding Shares
                          of Common Stock Beneficially
      Name and Principal                                                            Owned on October 27, 1999
Occupation with the Company                                                       (Percentage of Total Shares)

Thomas W. Barratt                                                                            89,000 (*)
    Vice President and Central Regional Manager

Paula A. DeLisle                                                                             53,900 (*)
   Vice President and Managing Consultant, Hong Kong

David B. Friend, M.D.                                                                        71,000 (*)
   Vice President and Eastern Regional Manager

John J. Haley                                                                               227,749 (1.53%)
   President and Chief Executive Officer

Ira T. Kay                                                                                   80,525 (*)
   Vice President and North American Director, Human Capital Group

Brian E. Kennedy                                                                             50,000 (*)
   Vice President, Managing Director, Canada and Managing
   Consultant, Toronto

Eric P. Lofgren                                                                             109,365 (*)
   Vice President and Global Director, Benefits Consulting Group

Robert D. Masding                                                                              0  1
   Senior Partner, Watson Wyatt Partners

R. Michael McCullough                                                                         7,500 (*)
   Director

Gail E. McKee                                                                                27,375 (*)
   Vice President and Managing Consultant, Southern California

Kevin L. Meehan                                                                             100,011 (*)
   Vice President

A. W. Smith, Jr. 2                                                                             0
   Former President & CEO

John A. Steinbrunner                                                                        103,191 (*)
Vice President and Central Region Retirement Practice Leader

A. Grahame Stott                                                                            134,000 (*)
Vice President and Managing Director, Asia-Pacific Region

Charles P. Wood, Jr.                                                                        200,934 (1.35%)
   Vice President and Western Regional Manager


All current Directors and executive officers as a group (17)                              1,101,741 (7.40%)

 *   Beneficial ownership of 1% or less of all of the outstanding Common Stock is indicated with an asterisk.
1    Watson Wyatt Holdings Limited, which is wholly owned by Watson Wyatt Partners, in which Mr. Masding is a senior partner, owns 361,000 shares of the Company's Common Stock.
2    Mr. Smith's shares were repurchased by the Company at the time of his retirement, in accordance with the
     Company's bylaws.


BIOGRAPHICAL INFORMATION FOR OTHER EXECUTIVE OFFICERS OF THE COMPANY

Walter W. Bardenwerper (Age - 48): Vice President, General Counsel and Secretary, as well as an officer and Director of various subsidiaries of the Company. Mr. Bardenwerper joined the Company in 1987 as General Counsel and Assistant Secretary. He is a member of the Finance Committee of the Board and is Chair of the Company's Global Quality Committee. Mr. Bardenwerper was a Director of the Company from 1992 to 1997, and was a member of the Executive Committee of the Board from 1995 - 1997.

Peter L. Childs (Age - 36): Controller. Mr. Childs joined the Company in the capacity of Controller in May, 1999. Prior to this position, Mr. Childs served as Corporate Officer and acting Vice-President, Finance and Treasurer of Manor Care, Inc., where he worked for five years. Mr. Childs was also an officer and/or director of various subsidiaries of Manor Care, Inc.

Carl D. Mautz (Age - 52): Vice President and Chief Financial Officer. Mr. Mautz joined the Company in 1997 as Controller, overseeing the Accounting and Reporting and the Accounting Operations functions of the Company. From April 1996 to February 1997, he served as the Controller for Tactical Defense Systems, a division of Lockheed Martin Corporation. Mr. Mautz worked as the Group Controller for Loral Defense Systems from May 1995 to April 1996 when Loral Corporation was purchased by Lockheed Martin. From 1990 to 1995, he was the Controller for Unisys Government Systems.

Eric B. Schweizer (Age - 45): Treasurer. Mr. Schweizer joined the Company in 1993 as the Director of Treasury, and was subsequently appointed Treasurer in 1994. Prior to this position, Mr. Schweizer was with Woodward & Lothrop department stores for fifteen years, most recently as the Director of Financial Reporting.


COMMON STOCK PURCHASE ARRANGEMENTS

To encourage ownership of Common Stock by associates, the Company maintains a Stock Purchase Plan ("SPP"). The Company regularly sells Common Stock to associates in March of each year pursuant to the SPP. Historically, ownership of the Common Stock has been spread widely among associates, with no individual shareholder owning more than 2% of the total number of shares outstanding. Until 1996, it had been the Company's policy not to sell shares to shareholders who, as a result of such sales, would have purchased more than 300,000 shares under the SPP. The Company reduced this number to 200,000 in 1996.

Many transfers of Common Stock occur each year among associates and the Company because the Company's Bylaws require that associates who leave the Company must offer to resell their shares of Common Stock to the Company or to other associates. It is unlikely, however, that more than 25% of the Company's outstanding shares would be transferred in any particular year. Moreover, because such transfers occur among many individuals, they are unlikely to result in any change in control of the Company. The SPP permits associates to borrow up to the full amount of the purchase price of the Common Stock from the Company's lenders and the Company guarantees all such loans. As of October 27, 1999, 3,734,537 shares of Common Stock were pledged to the Company's lenders to secure loans to shareholders, representing approximately 25.07% of the outstanding shares of Common Stock. Few shareholders have ever defaulted on their loans, and no lender has ever obtained (or even attempted to obtain) ownership of pledged shares. The Company believes it is unlikely that financing arrangements under the SPP would result in any change in control of the Company.

EXECUTIVE COMPENSATION

The following table sets forth annual compensation for services rendered to the Company in all capacities for the fiscal years ended June 30, 1999, 1998 and 1997 by those persons who were, on June 30, 1999, the Chief Executive Officer/President and the other four most highly compensated Executive Officers of the Company:


                                            SUMMARY COMPENSATION TABLE
                                                  (U.S. Dollars)

                                                                                          Total         Other           All
                   Name and Principal      Fiscal                                        Salary/       Annual          Other
                        Position            Year     Salary    Bonus  1     SIBP       Bonus/SIBP   Compensation2  Compensation3

                John J. Haley               1999     543,750  422,625       491,000     1,457,375         0           25,255
                     President,             1998     440,000  320,000             0       760,000         0           19,300
                     Chief Executive        1997     403,790  215,000             0       618,790         0           17,350
                     Officer and Director

                A.W. Smith, Jr.             1999     635,000  380,800       432,970     1,448,770         0          220,120
                     Chairman and           1998     615,000  375,000             0       990,000         0           28,300
                     Director               1997     591,230  330,000             0       921,230         0           23,950

                Eric P. Lofgren             1999     390,000  290,000       260,960       940,960         0           19,170
                     Vice President,        1998     331,500  250,000             0       581,500         0           15,035
                     Global Director,       1997     314,500  180,000             0       494,500       7,500         11,250
                     Benefits Consulting
                     Group and Director

                Kevin L. Meehan             1999     326,250  300,000       290,425       916,675         0           17,690
                     Vice President         1998     280,150  250,000             0       530,150         0            5,110
                                            1997     263,670  180,000             0       443,670       3,000         10,470

                David B. Friend, M.D.       1999     415,000  315,000       175,270       905,270         0           21,380
                     Vice President,        1998     387,500  270,000             0       657,500         0           17,125
                     Eastern Regional       1997     314,167  200,000             0       514,170      12,000          6,000
                     Manager and Director


     *(See footnotes on following page.)




1 The Company's compensation system establishes target bonuses for all bonus-eligible associates based on their compensation band level. After the end of the Company's fiscal year, bonus-eligible associates are allocated a percentage of their target bonus based on individual and Company performance.

     The following table indicates, for each named executive officer, the percentage of target bonus received for each of the three most recent fiscal years:

                                                               Percent of Target
                                                                       Received

                              Haley                     1999                105%
                                                        1998                142%
                                                        1997                105%

                              Smith                     1999                 85%
                                                        1998                 86%
                                                        1997                 79%

                              Lofgren                   1999                145%
                                                        1998                139%
                                                        1997                114%

                              Meehan                    1999                176%
                                                        1998                175%
                                                        1997                136%

                              Friend                    1999                150%
                                                        1998                135%
                                                        1997                114%





2 "Other Annual Compensation" consists of a cash bonus of $.50 per share for each share purchased in 1997 under the Stock Purchase Plan. This bonus was also available to all participating associates. There were no stock purchases under the Stock Purchase Plan in 1998 and no cash bonus was offered under the 1999 Stock Purchase Plan. Messrs. Friend, Meehan and Lofgren were the only named executive officers purchasing shares in 1997 since all others are above the 200,000 share maximum.

3   "All Other  Compensation"  consists of the  following:  (i) for fiscal year
1997 only, a one-time non-compete bonus equal to 5% of each named executive's fiscal year 1996 bonus; (ii) company matching contributions under the Savings Plan of 50% of the first 6% of total compensation contributed as a 401(k) salary deferral by the named executive up to the IRS maximum; (iii) an additional company matching contribution under the Deferred Savings Plan of 3% of total compensation above the IRS compensation limit of $160,000 if individual 401(k) contributions equal the IRS maximum; (iv) for fiscal year 1999 for Mr. Smith, a payment of $188,140 for accrued, but unused, paid time-off.



DEFINED BENEFIT PLANS

Pension Plan for U.S. Associates. The following table sets forth the estimated annual benefits payable on a five-year certain and life basis (excluding Social Security) under the Company's qualified pension plan and non-qualified excess pension plans to a U.S. associate who qualifies for normal retirement in 1999 with the specified average compensation equal to the average of the highest 36 consecutive months of compensation prior to retirement and the specified years of continuous service:

Annual Benefit Amounts1:

  Average Annual Compensation
   for 36 Consecutive Months                  Years of Continuous
    with the Highest Average                       Service
      Preceding Retirement              10               15                20                25
            $ 150,000                   30,178           45,266            60,355           75,444
              250,000*                  51,178           76,766           102,355          127,944
              350,000*                  72,178          108,266           144,355          180,444
              450,000*                  93,178          139,766           186,355          232,944
              550,000*                 114,178          171,266           228,355          285,444
              650,000*                 135,178          202,766           270,355          337,944
              750,000*                 156,178          234,266           312,355          390,444
              850,000*                 177,178          265,766           354,355          442,944
              950,000*                 198,178          297,266           396,355          495,444
            1,050,000*                 219,178          328,766           438,355          547,944
            1,150,000*                 240,178          360,266           480,355          600,444
            1,250,000*                 261,178          391,766           522,355          652,944

1 The annual benefit at normal retirement (age 65) under the qualified plan is equal to 1.7% times the associate's average compensation for the 36 consecutive months with the highest compensation plus 0.4% times the associate's average compensation for the 36 consecutive months with the highest compensation that exceeds Social Security Covered Compensation, all times the number of completed years and months of continuous service up to 25 years.

* As required by Section 415 of the IRC, qualified plan payments may not provide annual benefits exceeding a maximum amount, currently $130,000. For those associates who are covered under the excess plans, amounts above this maximum will be paid under the terms of the excess plans, up to the amounts shown in the table above. Pursuant to Section 401(a)(17) of the IRC, annual compensation in excess of $160,000 cannot be taken into account in determining qualified plan benefits.

The years of credited service for the associates named in the cash compensation table as of June 30, 1999 are: Mr. Haley - 22.17 years; Mr. Smith - 30.50 years; Mr. Lofgren - 10.00 years ; Mr. Meehan - 16.17 years; and Dr. Friend - 4.00 years. Under the qualified plan, Mr. Smith will receive a monthly benefit of $5,014 payable for life. Benefits are based solely on the compensation shown in the "Salary" and "Bonus" column of the Summary Compensation Table.

Supplemental Retirement Program for U.S. Associates. This non-qualified program provides additional retirement benefits to eligible associates who retire from active employment with the Company. Prior to January 1, 1997, the qualified pension plan recognized base pay only, with this Supplemental Retirement Program ("SRP") recognizing total pay. Associates eligible for benefits under this program were those who had total annual average compensation in excess of a minimum compensation level ($123,950 as of June 30, 1999 and indexed in the future) and who had attained age 50 with 10 or more years of service.

Effective January 1, 1997, the qualified pension plan was amended to recognize total pay (excluding SIBP payments); therefore, the SRP will be phased out over a transition period that will extend for five years through December 31, 2001. Associates eligible for transition benefits must meet all of the following criteria: total pay exceeds the minimum compensation level described previously; age 45 or older with 10 years or more of service as of December 31, 1996 and 60 or more "points" as of December 31, 1996 (sum of age and service is 60 or greater).

For purposes of the SRP, annual compensation refers to compensation amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table. Transition benefits will equal the amount of total retirement benefits that would have been paid under the qualified plan, excess plans and SRP formulas in effect prior to January 1, 1997, less any benefits paid under the qualified and excess plans in effect after that date. Prior to January 1, 1997, the qualified plan provided a benefit equal to 2.5% times the participant's average salary (base pay only) for the three consecutive years with the highest annual salaries for each completed year and month of continuous service up to 20 years, plus 2% of such compensation for each completed year and month of continuous service over 20 years, up to a maximum of 8-1/3 years, less 30/17% of the participant's estimated Social Security benefit for each completed year and month of continuous service, up to a maximum of 28-1/3 years. Prior to January 1, 1997, the SRP formula was approximately the same as the qualified plan, except bonus compensation was also recognized. For determining benefits under the prior plans, no pay increases after December 31, 1996 will be recognized. The form of benefit under the SRP is a temporary annuity from the retirement date until the eligible associate reaches age 65. Any pension effect related to this program has not been considered in the preceding table, which assumes normal retirement (age 65).

Under the non-qualified plan, Mr. Smith received a lump sum benefit of $5,047,143 at retirement, and as a result of an adjustment to include his 1999 fiscal year-end bonus, Mr. Smith will receive on October 31, 1999, an additional lump sum benefit of $80,989.

Other Pension Plans. The Company also has other pension plans that have been established in various countries for the benefit of eligible associates in those jurisdictions.

Pension Arrangements with Named Executive Officer. The Company has an agreement with Dr. Friend to provide a supplemental pension benefit if he remains continuously employed by the Company until June 15, 2000. At the time of his retirement, Dr. Friend will receive an additional service credit (for the purposes of calculating benefits only) so that his total service credit will be calculated as follows: (actual years of service + 1) multiplied by 1.5. In addition, if, prior to the date on which Dr. Friend would be entitled to receive an early retirement benefit, there is a change in control of the Company and Dr. Friend leaves the employ of the Company within six months of the change in control, his pension will be calculated as if he had reached early retirement.

REPORT OF THE PRESIDENT'S PAY COMMITTEE/COMPENSATION AND STOCK COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy. The Company's compensation program is designed to attract, motivate and retain quality associates by providing competitive total compensation based on individual and Company performance factors. In addition, the program is designed to be flexible in order to permit adjustments necessitated by general economic conditions or individual circumstances. The Company's compensation philosophy is applied to all associates, including executive officers, and is administered by the Compensation and Stock Committee, with the exception of the compensation of the CEO which is determined as described below.

Specifically, the compensation program is designed to:

1. Create a performance-oriented environment with variable compensation based upon achievement of annual and long-term results;

2. Focus management on maximizing shareholder value while at the same time adequately compensating all associates; and

3. Provide compensation that reflects the Company's performance relative to its key competitors and changes in its own performance over time.

For the fiscal  year ended June 30,  1999,  the  compensation  of the  Company's executive officers (and all other bonus-eligible associates) was comprised primarily of three elements: base salary, fiscal year-end bonus, and a Stock Incentive Bonus Plan (SIBP) payment. The Company's compensation system establishes target bonuses for all bonus-eligible associates based on their compensation band level. After the end of the Company's fiscal year, bonus-eligible associates are allocated a percentage of their target bonus based on individual, practice, region and Company performance. The SIBP, which is paid in January of the following year to those eligible associates still employed by the Company, is based on the SIBP funding level approved by the Board, an individual's actual bonus received and their actual stock ownership as compared to their career stock ownership target.

Determination of Compensation of the CEO.

Mr. Haley was named CEO-Elect effective August 26, 1998, with his transition to President and CEO to be effective January 1, 1999. In light of this pending management transition, Mr. Haley's base salary was adjusted on October 1, 1998 by the then CEO, Mr. Smith,1 after taking into account the following factors:

1.       Mr. Haley's level of base salary received in fiscal year 1998;

2.       The average basic merit increase for the Company overall;

3. The average salary increases in general industry and in the consulting industry; and

4.       Mr. Haley assuming the CEO position on January 1, 1999.


1 In subsequent years, Mr. Haley's base salary will be established by the President's Pay Committee and approved by the Board.

The CEO's bonus is determined by the President's Pay Committee, which currently consists of the Company's outside Director, as Chair of the President's Pay Committee, and the Chairs of the Executive and the Compensation and Stock Committees. For the 1999 fiscal year-end bonus, the President's Pay Committee recommended, and the Board approved, a bonus equal to 105% of Mr. Haley's target bonus. The Committee's recommendation, and the Board's decision, took into account the following:

     1. The average overall bonus funding for fiscal 1999, which was 105% of target.

     2. The firm's accomplishments during the fiscal year, including:

o The outstanding financial performance of the firm's core consulting businesses.

o The exit from the outsourcing business actually costing less than had been projected.

o A significant acquisition in the firm's Eastern Region.

Mr. Haley's SIBP payment was determined by a formula that took into account his fiscal year end bonus and his stock ownership level.

The base salary of Mr. Smith, who served as President and CEO for the first half of fiscal year 1999, and as Chairman for the latter half, was established by the President's Pay Committee and was then approved by the Board of Directors. For the 1999 fiscal year-end bonus of Mr. Smith, the President's Pay Committee recommended a bonus equal to 75% of Mr. Smith's target bonus. After some discussion, the Board approved a bonus equal to 85% of Mr.
Smith's target bonus, based on the following:

1.       The average overall bonus funding for fiscal 1999;

2.       The firm's accomplishments during the first half of the fiscal year;
         and

3. Mr. Smith's assistance in transitioning leadership of the firm to Mr. Haley during the second half of the year.

Mr. Smith's SIBP payment was also determined by applying the appropriate formula calculation.

Determination of Compensation of Other Executive Officers. The base salary and fiscal year-end bonuses of the Company's other Executive Officers are determined by the CEO consistent with the factors described above and also taking into account the performance of the business units managed by these individuals.

President's Pay Committee                   Compensation and Stock Committee

R. Michael McCullough - Chair               Thomas W. Barratt - Chair
Thomas W. Barratt                           Paula A. DeLisle
Brian E. Kennedy                            Ira T. Kay
                                            Kevin L. Meehan  1
                                            John A. Steinbrunner



1 Non-director member.

SHAREHOLDER RETURN GRAPH

The graph set forth below depicts total cumulative shareholder return and assumes $100 invested on July 1, 1994 in the Company's Common Stock, the New York Stock Exchange Broad Market Index, and an independently compiled industry peer group index comprised of the common stock of companies within the management consulting services standard industrial classification code. The graph assumes reinvestment of dividends. Please note that returns on the Company's Common Stock are calculated using stock prices determined in accordance with the Company's Bylaws, whereas the returns shown for the indices are based on the value of shares traded on an open market.

The independently compiled peer group index was utilized because the Company's most direct competitors do not make their financial information publicly available.

[OBJECT OMITTED]


                                           1994          1995          1996          1997          1998          1999
                                           ----          ----          ----          ----          ----          ----
Watson Wyatt Common Stock
                                          100.00        101.58        111.26        119.37        136.26        150.45
Peer Group Index
                                          100.00        115.25        193.47        138.11        166.90        117.10
NYSE Broad Market Index
                                          100.00        119.37        149.34        195.08        248.59        282.59


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 1, 1995, the Company transferred its United Kingdom operations to R Watson & Sons (subsequently renamed Watson Wyatt Partners) and received a beneficial interest and a 10% interest in a defined profit pool of the partnership. The Company also transferred its Continental European operations to a newly formed holding company owned by the Company and Watson Wyatt Partners in exchange for 50.1% of its shares. Effective July 1, 1998, the Company sold one-half of its investment in the holding company to Watson Wyatt Partners. Mr. Robert D. Masding, a senior partner of Watson Wyatt Partners, is a member of the Company's Board of Directors. Watson Wyatt Partners and the Company provide various services to and on behalf of each other in the ordinary course of business.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors to file certain reports with the Securities and Exchange Commission relating to their ownership of, and transactions in, the Company's Common Stock. To the Company's knowledge, based on review of the copies of such filed reports, all Section 16(a) filing requirements applicable to such officers and Directors have been complied with, except that due to an administrative oversight, two Form 3 and one Form 4 filing were inadvertently filed late.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee, pursuant to the authority delegated to it by the Board, selects the independent public accountants to audit the financial statements of the Company. PricewaterhouseCoopers LLP acted as the Company's independent public accountants for the fiscal year ended June 30, 1999. PricewaterhouseCoopers LLP will continue to provide this service to the Company for the fiscal year ended June 30, 2000. Representatives of PricewaterhouseCoopers LLP are not expected to attend the Annual Meeting; however, PricewaterhouseCoopers LLP will report to the Secretary of the Company the results of the Proxy vote tally immediately prior to the Annual Meeting.

MANNER IN WHICH THE PROXIES WILL BE SOLICITED AND VOTED

The cost of soliciting proxies will be borne by the Company. In addition to the initial distribution of the proxies, proxies may be solicited with the assistance of associates of the Company personally, by telephone, electronically or by facsimile.

All properly executed proxies received by Management will be voted. In the absence of contrary direction, Management proposes to vote the proxies FOR the election of each of the above-named nominees to the Board of Directors.

Management knows of no other matter which may come up for action at the meeting. However, if any other matter properly comes before the meeting, the proxies named on the Proxy form enclosed will vote in accordance with their judgment upon such matter. Individual proxies will be counted by PricewaterhouseCoopers LLP in an effort to ensure the confidentiality and anonymity of each shareholder's votes. Whether or not you expect to be present at the meeting, you are urged to sign, date and promptly return the attached Proxy in a sealed envelope to your Office Administrator by November 11, 1999 for forwarding to PricewaterhouseCoopers LLP. Please return your Proxy in accordance with the directions on the bottom of the Proxy form.

SHAREHOLDER PROPOSALS

Any shareholder wishing to present a proposal to be included in the Proxy Statement for the 2000 Annual Meeting of the Company, currently expected to be held on November 16, 2000, may submit such proposal in writing to Watson Wyatt & Company, Office of the Secretary, 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817. Such proposals must be received no later than June 30, 2000.

In addition, if a shareholder fails to provide the Company notice prior to September 12, 2000 of his or her intention to present a proposal at the meeting, then the Company's Management proxies will be entitled to use their discretionary voting authority if such shareholder proposal is raised at the 2000 Annual Meeting of Shareholders.


                                        By Order of the Board of Directors,



                                            /s/ Walter W. Bardenwerper
                                         Walter W. Bardenwerper, Secretary



Bethesda, Maryland
October 28, 1999

MANAGEMENT PROXY                            WATSON WYATT & COMPANY

The undersigned hereby appoints John J. Haley and Walter W. Bardenwerper, and each of them, as his or her proxies, each with full power of substitution, to to vote all of the undersigned's shares of capital stock of the Company at the Annual Meeting of Shareholders of Watson Wyatt & Company to be held on Thursday, November 18, 1999, and at any adjournments thereof, with the same authority as if the undersigned were personally present, as specified below:

THE DIRECTORS OF THE COMPANY RECOMMEND A VOTE "FOR" ALL NOMINEES BELOW

I. FOR all fourteen nominees listed below (except as otherwise directed below);

   WITHHOLD AUTHORITY TO VOTE FOR all fourteen nominees listed below:

                  Thomas W. Barratt                     Robert D. Masding
                  Paula A. DeLisle                      R. Michael McCullough
                  David B. Friend                       Gail E. McKee
                  John J. Haley                         Kevin L. Meehan
                  Ira T. Kay                            John A. Steinbrunner
                  Brian E. Kennedy                      A. Grahame Stott
                  Eric P. Lofgren                       Charles P. Wood, Jr.


INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write
the     individual(s)     name(s)    on    the     following     blank     line:

_____________________________________________________________________________

II. In their discretion, the proxies are authorized to consider and act upon all other matters that may properly come before the meeting or any and all postponements or adjournments thereof.


UNLESS A CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES FOR DIRECTORS OF THE COMPANY. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

When signing in any  representative
capacity, please insert your title and attach papers showing your authority unless already on file with the Company.

_________________________                         ____________________________
Signature of Shareholder                                  Watson Wyatt Office


_________________________                         ____________________________
Please Print Shareholder Name (Legibly)                       Date Signed

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Shareholders must deliver their signed Proxy (in a sealed envelope) to their Office Administrator for forwarding to PricewaterhouseCoopers LLP, 1301 K Street, N.W., Suite 800 West, Washington, D.C. 20005-3333 (Attn: Maura Lyons). Please mark, sign, date and return this Proxy to your Office Administrator on or before November 11, 1999.